EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: July 26, 2004

Central Vermont reports second quarter earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated second quarter earnings of $3.5 million today, or 27 cents per basic and diluted share of common stock. This compares to second quarter 2003 earnings of $5.1 million, or 40 cents per basic and diluted share of common stock.

For the first six months of 2004, CV reported earnings of $13.9 million, or $1.10 per basic and $1.09 per diluted share of common stock, a $3.8 million increase from a year ago. Earnings for the first six months of 2003 totaled $10.1 million, or 80 cents per basic and 79 cents per diluted share of common stock.

On Jan. 1, 2004, subsidiary Connecticut Valley Electric Company ("CVEC") completed the sale of substantially all of its plant assets and franchise. In the second quarter of 2003, when the sale became probable, CVEC's operations were required to be presented in the financial statements as discontinued operations. Net income from discontinued operations for the first six months of 2004 amounted to $12.3 million, reflecting a gain, net of tax, of $12.3 million, or $1.02 per basic and $1.01 per diluted share of common stock. Second quarter 2004 net income from discontinued operations amounted to 1 cent per basic and diluted share of common stock. This compares to 2003 net income from discontinued operations of 2 cents and 6 cents per basic and diluted share of common stock for the second quarter and first six months.

For accounting purposes, components of the CVEC transaction are recorded in both continuing and discontinued operations in the consolidated income statement. In addition to the gain on the asset sale, described above, CV recorded a loss on power costs, net of tax, of $8.4 million relating to termination of the power contract between CV and CVEC. When the two accounting transactions are combined to assess the total impact of the sale, the result is a favorable net impact of $3.9 million, or 32 cents per basic and diluted share of common stock.

Quarterly Performance Summary

Utility Business - Continuing Operations

     Operating revenues decreased $6 million, pre-tax, in the second quarter of 2004 compared to the same period in 2003, primarily due to the following factors:

  The Jan. 1, 2004 termination of the power contract with CVEC decreased revenue by $2.4 million.
  Resale sales decreased $4.3 million primarily due to fewer mWh available for resale. The volume decrease resulted from second quarter 2004 scheduled nuclear plant outages at Vermont Yankee and Millstone Unit #3, and a 19-day unscheduled outage at Vermont Yankee beginning June 18, partially offset by additional mWh available for resale due to the termination of the power contract with CVEC.
  Retail and firm sales increased $0.5 million due to increased sales volume, and other operating revenues increased $0.2 million.

     Purchased power expense decreased $3.1 million, pre-tax, in the second quarter of 2004 compared to the same period in 2003 as a result of the following factors:

  Power purchases primarily under long-term contracts decreased $8.8 million, due to a scheduled outage at Vermont Yankee in April 2004 and a 19-day unscheduled outage at Vermont Yankee beginning June 18 due to a transformer fire at the plant, and lower deliveries under the Hydro-Quebec contract.
  Short-term power purchases increased $5.7 million, primarily due to purchases of replacement energy as a result of the second quarter 2004 Vermont Yankee outages. On July 12, 2004, the Vermont Public Service Board approved the Company's request for a preliminary Accounting Order for deferral of about $0.6 million of incremental replacement energy costs incurred from June 18 to 30 as a result of Vermont Yankee's unscheduled outage. Therefore, incremental replacement energy costs incurred in June as a result of the unscheduled outage did not affect second quarter 2004 results.

     Other factors affecting 2004 second quarter results compared to the same period in 2003 included:

  On April 16, 2004, CV received $1.8 million from an income tax settlement related to an appeal for a refund of an overpayment from a prior audit for the tax years 1982 through 1984, resulting in a $1.1 million favorable effect on second quarter 2004 results.
  Other costs increased $1.3 million, pre-tax, related to service restoration due to storm activity in the second quarter of 2004, employee-related costs, and various other operating costs, partially offset by the favorable impact of an insurance settlement in the second quarter of 2004, conservation and load management amortizations in 2003 versus no amortizations in 2004, and higher interest income on temporary cash investments.

Non-utility Business

     Catamount recorded earnings of less than $0.1 million in the second quarter 2004 compared to earnings of $0.2 million for the same period in 2003, due to lower earnings from certain of its equity investments, lower interest income from investments and intangible asset and debt amortizations, offset by lower operating costs, higher administrative fees and lower interest expense on debt.

Year-To-Date Performance Summary

Utility Business - Continuing Operations

     Operating revenues decreased $1.3 million, pre-tax, for the first six months of 2004 compared to the same period in 2003 due to the following factors:

  The Jan. 1, 2004 termination of the power contract with CVEC decreased revenue by $5.3 million.
  Resale sales increased $0.4 million due to higher contract prices for forward sales in the first quarter of 2004, partially offset by a 9 percent decrease in mWh available for resale. The volume decrease resulted from the second quarter 2004 nuclear outages as described above, partly offset by additional mWh available from the termination of the power contract with CVEC.
  Retail and firm sales increased $2.8 million due to a 2.6 percent increase in volume mostly related to colder weather in the first quarter of 2004.
  Other operating revenues increased $0.8 million due to higher pole attachment revenue, transmission revenue and contract service billing.

     Purchased power expense increased $15.3 million, pre-tax, in the first six months of 2004 compared to 2003 as a result of the following factors:

  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, we recorded a $14.4 million pre-tax loss accrual related to termination of the power contract with CVEC. This represents management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of purchased power to be incurred to realize those future sales. As required by GAAP, the loss accrual will be reversed and amortized on a straight-line basis through 2015, which represents the estimated life of the Company's power contracts that were in place to source the CVEC power contract. Such reversals amounted to $0.6 million in the first six months of 2004.
  Power purchases primarily under long-term power contracts decreased $6.8 million, mostly due to the second quarter 2004 Vermont Yankee outages.
  Short-term purchases increased $8.3 million due to replacement energy costs incurred as a result of the second quarter 2004 Vermont Yankee outages and higher market prices in 2004 versus market prices for the same period in 2003.

     Other factors affecting first six months 2004 results compared to the same period in 2003 included:

  On April 16, 2004, CV received $1.8 million from an income tax settlement related to an appeal for a refund of an overpayment from a prior audit for the tax years 1982 through 1984, resulting in a $1.1 million favorable effect on second quarter 2004 results.
  Other costs decreased $0.5 million, pre-tax, related to the favorable impact of an insurance settlement in the second quarter of 2004, conservation and load management amortizations in 2003 versus no amortizations in 2004, lower interest expense due to lower long-term debt, lower transmission costs, and higher interest income from temporary cash investments, partially offset by higher employee-related costs and higher service restoration costs due to storm activity in the second quarter of 2004.

Non-utility Business

     Catamount recorded first six months 2004 earnings of $0.6 million versus $0.1 million for the same period in 2003, primarily due to fees associated with Catamount's United Kingdom development efforts, lower operating costs, and lower interest expense on debt, partially offset by lower earnings from certain of its equity investments, lower interest income on investments, lower gain on foreign currency and higher intangible asset and debt amortizations.

Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, CVEC is presented as discontinued operations. For presentation purposes, 2003 results have been restated to reflect CVEC as discontinued operations.

Cash proceeds from the Jan. 1, 2004 sale amounted to about $30 million, of which $9 million represented the net book value of CVEC's plant assets. On Jan. 1, 2004, as a condition of the sale, CVEC paid CV $21 million to terminate its long-term wholesale power contract. The sale and contract termination resolved all CVEC restructuring litigation in New Hampshire and CV's stranded cost litigation at the Federal Energy Regulatory Commission.

As stated above, on a consolidated basis, the CVEC sale resulted in a favorable net impact of $3.9 million, or 32 cents per basic and diluted share of common stock.

2004 Financial Guidance

We are on target to achieve 2004 consolidated earnings in the range of $1.62 to $1.67 per share. Our projection is based, in part, on the fact that the Vermont utility does not have an imposed earnings cap in 2004.

About CV

CV is Vermont's largest electric utility, serving over 148,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a current focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements

Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings per Diluted Share Reconciliation

Second quarter 2004 vs. second quarter 2003:

2003 Earnings per diluted share		$.40

Year over Year Effects on Earnings:
Lower purchased power costs	.15
IRS tax settlement received in the second quarter of 2004	.09
Higher retail and firm sales	.03
Higher other operating revenue	.01
Higher other costs	(.06)
Catamount - lower earnings	(.02)
RS-2 power contract termination - no sales in 2004	(.12)
Lower resale sales	(.21)
Subtotal		(.13)

2004 Earnings per diluted share		$.27

First six months 2004 vs. first six months 2003:

2003 Earnings per diluted share		$.79

Year over Year Effects on Earnings:
Higher retail and firm sales	.14
IRS tax settlement received in the second quarter of 2004	.09
Higher other operating revenue	.04
Catamount higher earnings	.04
Higher resale sales	.02
Lower other costs	.01
Higher purchase power costs - excluding SFAS No. 5 loss accrual	(.04)
Discontinued operations - 2003	(.06)
RS-2 power contract termination - no sales in 2004	(.26)
Subtotal		(.02)

Net impact of CVEC sale:
Gain on discontinued operations	$1.01
SFAS No. 5 loss accrual - termination of power contract	(.69)
Subtotal		.32

2004 Earnings per diluted share		$1.09

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Quarter Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
UTILITY OPERATING DATA
Retail and firm sales (mWh)	507,621	499,798	1,119,734	1,091,389

Operating revenues:
Retail and firm sales	$61,032	$60,508	$132,817	$130,012
Resale sales	4,459	8,719	14,646	14,247
RS-2 power contract	-	2,453	-	5,315
Other operating revenue	2,144	1,908	4,286	3,490
Total operating revenues	$67,635	$73,588	$151,749	$153,064

Operating expenses:
Purchased power	$34,365	$37,495	$92,288	$77,033
Other operating expense	29,281	29,916	56,093	63,013
Total operating expenses	$63,646	$67,411	$148,381	$140,046

NET INCOME AND COMMON STOCK
Income from continuing operations	$3,414	$4,800	$1,508	$9,400
Income from discontinued operations, net of taxes	90	295	12,346	654
Net Income	3,504	5,095	13,854	10,054
Preferred stock dividend requirements	258	300	516	599
Earnings available for common stock	3,246	$4,795	$13,338	$9,455

Average shares of common stock outstanding:
Basic	12,112,649	11,864,013	12,088,264	11,820,577
Diluted	12,264,781	12,057,931	12,272,099	12,006,282

Earnings per share of common stock - basic:
Continuing operations	$.26	$.38	$.08	$.74
Discontinued operations	.01	.02	1.02	.06
Earnings per share	$.27	$.40	$1.10	$.80
Earnings per share of common stock - diluted:
Continuing operations	$.26	$.38	$.08	$.73
Discontinued operations	.01	.02	1.01	.06
Earnings per share	$.27	$.40	$1.09	$.79

Dividends per share of common stock	$.23	$.22	$.46	$.44

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings per share of common stock	$.00	$.02	$.05	$.01

Eversant Corporation:
Earnings per share of common stock	$.01	$.01	$.02	$.02

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com